Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on Gulf Island Fabrication, Inc.’s historical consolidated financial statements and Gulf Marine Fabricators (“GMF”) historical financial statements, each included herein, and adjusted to give effect to the January 31, 2006 acquisition of GMF. The unaudited pro forma combined statement of income for the twelve months ended December 31, 2005 give effect to the acquisition of GMF as if it had occurred on January 1, 2005. The unaudited pro forma combined balance sheet as of December 31, 2005 gives effect to the acquisition of GMF as if it had occurred on December 31, 2005.

The unaudited pro forma condensed consolidated financial information does not purport to present the actual results of operations or financial position of the Company had the transactions and events assumed therein in fact occurred on the date indicated, nor is it necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the audited consolidated financial statements, and the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

GULF ISLAND FABRICATION, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

December 31, 2005

	Historical
	Gulf Island Fabrication, Inc.	Gulf Marine Fabricators	Pro Forma Adjustments (1)	Pro Forma
	(In thousands)
ASSETS
Current assets:
Cash	$5,689	$665	$154	$6,517
Short-term investments	30,212	—	(30,212)	—
Contracts receivable, net	30,790	3,414	2,772	36,967
Retainage	666	—	—	666
Costs and estimated earnings in excess of billings on uncompleted contracts	27,219	1,445	(1,445)	27,219
Prepaid expenses	2,352	1,123	(1,123)	2,352
Receivable from affiliates	—	11,374	(11,374)	—
Inventory	5,515	612	91	6,218
Recoverable income taxes	969	—	—	969

Total current assets	103,412	18,633	(41,137)	80,908
Property, plant and equipment, net	59,744	27,678	49,391	136,813
Intangible assets, net	—	—	4,000	4,000
Investment in subsidiary	—	—	—	—
Other assets	650	—	—	650

Total Assets	$163,806	$46,311	$12,254	$222,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank overdrafts	$—	$4,797	$(4,797)	$—
Accounts payable	7,236	664	(664)	7,236
Accounts payable—affiliates	—	1,941	(1,941)	—
Billings in excess of costs and estimated earnings on uncompleted contracts	4,214	1,042	5,391	10,647
Accrued employee costs	3,318	—	132	3,450
Accrued expenses	1,503	2,269	(2,269)	1,503
Other liabilities	—	19,090	(19,090)	—

Total current liabilities	16,271	29,803	(23,238)	22,836
Deferred income taxes	9,270	—	—	9,270
Notes payable, term-loan	—	—	12,000	12,000

Total liabilities	25,541	29,803	(11,238)	44,106

Stockholders’ equity:
Common stock, no par value	5,047	—	4,000	9,047
Additional paid-in capital	45,161	—	36,000	81,161
Retained earnings	88,886	—	—	88,886
Partners’ equity	—	16,508	(16,508)	—
Deferred Compensation—restricted stock	(829)	—	—	(829)

Total stockholders’ equity	138,265	16,508	23,492	178,265

Total liabilities and stockholders’ equity	$163,806	$46,311	$12,254	$222,371

GULF ISLAND FABRICATION, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

December 31, 2005

	Historical
	Gulf Island Fabrication, Inc.	Gulf Marine Fabricators	Pro Forma Adjustments		Pro Forma
		(In thousands)
Revenue	$188,545	$41,558	$—		$230,103
Cost of Revenue	164,548	47,450	2,609	(2)	214,607

Gross Profit (Loss)	23,997	(5,892)	(2,609)		15,496
General and administrative expenses	5,681	5,006	—		10,687

Operating income (loss)	18,316	(10,898)	(2,609)		4,809
Other income (expense):
Interest expense	(55)	(415)	(728	)(3)	(1,198)
Interest income	1,395	12	—		1,407
Other	(460)	833	—		373

	880	430	(728)		582

Income (loss) before income taxes	19,196	(10,468)	(3,337)		5,391
Income taxes (benefit)	6,209	—	(4,459	)(4)	1,750

Net Income (loss)	12,987	(10,468)	1,122		3,641

Earnings per share data:
Basic earnings per share	$1.06				$0.26

Diluted earnings per share	$1.05				$0.26

Outstanding Shares:
Weighted average shares of GIFI	12,242		—		12,242
Shares issued for GMF acquisition	1,586 (5)		1,586	(5)	1,586	(5)

Pro forma weighted average shares	13,828		1,586		13,828
Effect of dilutive securities	134		—		134

Pro forma adjusted weighted average shares	13,962		1,586		13,962

GULF ISLAND FABRICATION, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

1.	To record the purchase of certain assets of Gulf Marine Fabricators (GMF) as if the acquisition occurred on December 31, 2005. The purchase price, the purchase price allocation (which is not completely finalized) and financing of the transaction are summarized as follows:

Purchase price paid:
Proceeds from debt	$12,000
Cash	28,009
Acquisition cost	1,384
Cash to receive from seller for assumed liabilities	(6,186)
Issuance of common stock (5)	40,000

$75,207

Allocated to:
Property, plant and equipment	$77,069
Intangibles (amortization ranging 18 to 24 mos.)	4,000
Inventory	703
Current liabilities	(6,565)

$75,207

2.	To record additional depreciation expense related to the step-up in property plant, and equipment and amortization related to intangibles for 2005.

3.	To record interest expense on the acquisition debt of $12 million at the Company’s borrowing rate of 6.07% for 2005.

4.	To record the income tax benefit of losses from GMF for 2005 at the Company’s effective tax rate of 32.3%.

5.	The number of shares issued was calculated by dividing $40 million by the average closing sales price of Gulf Island Common Stock over the twenty trading days immediately prior to the date the Asset Purchase Agreement was executed, such average to be weighted by the trading volume of the Gulf Island Common Stock on each such trading day.